Exhibit 99.1

Arconic Reports Second Quarter 2018 Results

Second Quarter 2018 Highlights

  Revenue of $3.6 billion, up 10% year over year; organic revenue1 up 5% year over year
  Net income of $120 million, or $0.24 per share, versus net income of $212 million, or $0.43 per share, in the second quarter of 2017
  Net income excluding special items of $185 million, or $0.37 per share, versus $165 million, or $0.32 per share, in the second quarter of 2017
  Operating income of $324 million, up 1% year over year
  Operating income excluding special items of $381 million, down 2% year over year
  In the second quarters of 2018 and 2017: cash provided from operations of $176 million and $79 million, respectively; cash used for financing activities of $35 million and $912 million, respectively; and cash provided from investing activities of $117 million and $69 million, respectively.
  Adjusted Free Cash Flow in second quarter 2018 was $289 million, which doubled year over year

2018 Guidance* Unchanged

  Previously announced 2018 Guidance is unchanged: Revenue $13.7-$14.0 billion, Earnings Per Share Excluding Special Items $1.17-$1.27, Adjusted Free Cash Flow ~$250 million

Key Announcements

  Strategy and portfolio review on track and expected to conclude in the third quarter 2018; initiating sale process of Building and Construction Systems (BCS) business
  Arconic Investor Day scheduled for November 2018
  Expansions totaling more than $100 million at Arconic’s Whitehall and Morristown operations to meet the growing demand from aerospace engine customers
  Signed Arconic’s largest multiyear contract with Boeing to supply aluminum sheet and plate for all models produced by Boeing Commercial Airplanes
  As previously reported, renewed $3 billion credit facility (now matures in June 2023) on improved terms

______________________________________

* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Full Year 2018 Guidance Unchanged” below.

NEW YORK--(BUSINESS WIRE)--July 31, 2018--Arconic Inc. (NYSE: ARNC) today reported second quarter 2018 results, for which the Company reported revenues of $3.6 billion, up 10% year over year. Organic revenue1 was up 5% year over year, driven by higher volumes in the commercial transportation, automotive, aerospace engines, defense, and building and construction markets. This was partially offset by unfavorable aerospace wide-body production mix, and the negative impact of $38 million related to the settlements of certain customer claims.

Net income in the second quarter was $120 million, or $0.24 per share. These results include $65 million in special items, including the impact of $38 million related to the settlements of certain customer claims principally related to product introductions, discrete tax items associated with U.S. tax reform, and restructuring-related charges. Second quarter 2017 net income was $212 million, or $0.43 per share. Net income excluding special items was $185 million, or $0.37 per share, in the second quarter of 2018, versus $165 million, or $0.32 per share, in the second quarter of 2017.

Second quarter 2018 operating income was $324 million, up 1% year over year. Operating income excluding special items was $381 million, down 2% year over year, reflecting the impact of a $23 million charge related to a physical inventory adjustment in one facility, unfavorable aerospace wide-body production mix, and continued challenges in the Rings and Disks operations, mostly offset by higher volumes and net cost savings.

Arconic Chief Executive Officer Chip Blankenship said, “In the second quarter, Arconic delivered strong organic revenue growth and doubled adjusted free cash flow. We announced contract awards at the Farnborough International Airshow, providing groundwork for exciting growth with valued customers. We have initiated the sale process of our Building and Construction Systems business as the first outcome of our ongoing strategy review. Our team is delivering operational improvements where we need it the most. While there is plenty of work yet to be done, we are driving progress and generating positive momentum.”

Arconic ended the second quarter 2018 with cash on hand of $1.5 billion. Cash provided from operations was $176 million; cash used for financing activities totaled $35 million; and cash provided from investing activities was $117 million. Adjusted Free Cash Flow for the quarter was $289 million.

Second Quarter 2018 Segment Performance2

Engineered Products and Solutions (EP&S)

EP&S reported revenue of $1.6 billion, an increase of 7% year over year. Organic revenue1 was up 6% driven by volume growth in aerospace engines and defense. Segment operating profit was $212 million, down $38 million year over year, as a negative physical inventory adjustment of $23 million in one facility, unfavorable product mix, and continued challenges in Rings and Disks more than offset volume growth across all business units. Segment operating margin was 13.3%, down 350 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.5 billion, an increase of 14% year over year. Organic revenue1 was up 5%. Segment operating profit was $123 million, down $10 million year over year, driven by unfavorable aerospace wide-body production mix and higher aluminum prices, partially offset by higher automotive and commercial transportation volume and net cost savings. Segment operating margin was 8.5%, down 200 basis points year over year, including a 120 basis point negative impact of higher aluminum prices.

Transportation and Construction Solutions (TCS)

TCS delivered revenue of $562 million, an increase of 12% year over year. Organic revenue1 was up 11%. Segment operating profit was $97 million, up $26 million year over year, as higher volume in commercial transportation and building and construction, and net cost savings more than offset headwinds from higher aluminum prices. Segment operating margin was 17.3%, up 320 basis points year over year, including a 150 basis point negative impact of higher aluminum prices.

Full Year 2018 Guidance* Unchanged

Arconic’s full year 2018 guidance, which was previously announced on April 30, 2018, remains unchanged.

  Revenue of $13.7 billion to $14.0 billion
  Earnings Per Share Excluding Special Items of $1.17 to $1.27
  Adjusted Free Cash Flow of approximately $250 million

* Arconic has not provided a reconciliation of the forward-looking financial measures of earnings per share excluding special items and adjusted free cash flow to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Strategy and Portfolio Review

In January 2018, Arconic initiated a review of its strategy and portfolio. As part of that ongoing review, the Company has initiated the sale process of Arconic’s Building and Construction Systems (BCS) business.

The Company continues to target completion of the strategic review in the third quarter 2018. Arconic’s Investor Day, which will include the output of the strategic review and associated actions, is expected to be held in November 2018.

Expansion of Whitehall, MI and Morristown, TN Operations

Arconic is expanding its operations in Whitehall, Michigan, and Morristown, Tennessee, to provide additional capacity to meet growing demand from aerospace engine customers. The expansions total more than $100 million; about one-third of the total spend will happen in 2018 and is already included in the Company’s 2018 capital expenditures plan. The expansions are expected to be operational by the end of 2020.

Signed Largest Multiyear Supply Contract with Boeing

Arconic signed a new long-term contract with Boeing to supply aluminum sheet and plate for all models produced by Boeing Commercial Airplanes. The multiyear contract, which extends and adds to the 2014 contract between the companies, is the largest to date.

Renewal of Credit Facility

As previously reported, on June 29, 2018, Arconic entered into Amendment No. 2 to its Five-Year Revolving Credit Agreement, which, among other matters, provides that the Company’s $3 billion senior unsecured revolving credit facility will now mature on June 29, 2023, and includes certain improved terms.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on July 31, 2018, to present second quarter 2018 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors”; presentation materials will be available at approximately 8:00 AM Eastern Time on July 31.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, automotive, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (d) competition from new product offerings, disruptive technologies or other developments; (e) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with US and foreign trade and tax laws, sanctions, embargoes and other regulations; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (h) the impact of cyber attacks and potential information technology or data security breaches; (i) changes in discount rates or investment returns on pension assets; (j) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (l) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.arconic.com under the “Investors” section.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its planned phase-down), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

2 As of the first quarter of 2018, Arconic’s segment reporting measure has changed from Adjusted EBITDA to Segment operating profit.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	June 30, 2018	March 31, 2018	June 30, 2017
Sales	$3,573	$3,445	$3,261

Cost of goods sold (exclusive of expenses below)	2,903	2,768	2,549
Selling, general administrative, and other expenses	158	172	200
Research and development expenses	29	23	29
Provision for depreciation and amortization	144	142	137
Restructuring and other charges	15	7	26
Operating income(1)	324	333	320

Interest expense(2)	89	114	183
Other expense (income), net(1),(3)	41	20	(132)

Income before income taxes	194	199	269
Provision for income taxes	74	56	57

Net income	$120	$143	$212

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(4)(5):
Earnings per share	$0.25	$0.30	$0.44
Average number of shares(5)	482,854,550	482,438,854	440,865,477

Diluted(4)(5):
Earnings per share	$0.24	$0.29	$0.43
Average number of shares(5)	501,960,573	502,924,068	461,826,510
(1)

In the first quarter of 2018, Arconic adopted changes issued by the Financial Accounting Standards Board (FASB) to the presentation of net periodic pension cost and net periodic postretirement benefit cost. Based on the new guidance, Arconic has presented only the service cost component of net periodic benefit cost within Operating income, while the non-service related components of net periodic benefit cost have been presented in the Other expense (income), net line item. Prior periods in 2017 has been recast to conform to this presentation. As a result, $39 of non-service related net periodic benefit cost was reclassified in the quarter ended June 30, 2017 from various line items within Operating income to the Other expense (income), net line item. There was no impact to Net income.

(2)

Interest expense for the quarter ended March 31, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019. Interest expense for the quarter ended June 30, 2017 included $76 related to the early redemption of the Company’s outstanding 6.500% Senior Notes due 2018 and 6.750% Senior Notes due 2018 (collectively, the “2018 Senior Notes”) and a portion of the Company’s outstanding 5.720% Senior Notes due 2019.

(3)

Other expense (income), net for the quarter ended June 30, 2017 included a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s 2018 Senior Notes.

(4)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1, $1 and $18 for the quarters ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively, need to be subtracted from Net income.

(5)

For the quarters ended June 30, 2018, March 31, 2018, and June 30, 2017, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (19 million, 20 million, and 21 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI International Metals, Inc (“RTI”)).

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Six months ended
	June 30, 2018	June 30, 2017
Sales	$7,018	$6,453

Cost of goods sold (exclusive of expenses below)	5,671	5,007
Selling, general administrative, and other expenses	330	417
Research and development expenses	52	57
Provision for depreciation and amortization	286	270
Restructuring and other charges	22	99
Operating income(1)	657	603

Interest expense(2)	203	298
Other expense (income), net(1),(3)	61	(448)

Income before income taxes	393	753
Provision for income taxes	130	219

Net income	$263	$534

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(4)(5):
Earnings per share	$0.54	$1.13
Average number of shares(5)	482,622,069	440,346,195

Diluted(4)(5):
Earnings per share	$0.53	$1.07
Average number of shares(5)	502,452,369	500,141,305

Common stock outstanding at the end of the period(4)	482,891,826	440,954,618
(1)

In the first quarter of 2018, Arconic adopted changes issued by the FASB to the presentation of net periodic pension cost and net periodic postretirement benefit cost. Based on the new guidance, Arconic has presented only the service cost component of net periodic benefit cost within Operating income, while the non-service related components of net periodic benefit cost have been presented in the Other expense (income), net line item. Prior periods in 2017 have been recast to conform to this presentation. As a result, $77 of non-service related net periodic benefit cost was reclassified in the six-month period ended June 30, 2017 from various line items within Operating income to the Other expense (income), net line item. There was no impact to Net income.

(2)

Interest expense for the six months ended June 30, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019. Interest expense for the six months ended June 30, 2017 included $76 related to the early redemption of the Company’s outstanding 6.500% Senior Notes due 2018 and 6.750% Senior Notes due 2018 (collectively, the “2018 Senior Notes”) and a portion of the Company’s outstanding 5.720% Senior Notes due 2019.

(3)

Other expense (income), net for the six months ended June 30, 2017 included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock and a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes.

(4)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 and $35 for the six months ended June 30, 2018 and June 30, 2017, respectively, need to be subtracted from Net income.

(5)

For the six months ended June 30, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (20 million) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI). For the six months ended June 30, 2017, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (60 million) associated with outstanding employee stock options and awards, shares underlying outstanding convertible debt (acquired through the acquisition of RTI), and shares underlying mandatory convertible preferred stock.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,455	$2,150
Receivables from customers, less allowances of $5 in 2018 and $8 in 2017	1,159	1,035
Other receivables	478	339
Inventories	2,659	2,480
Prepaid expenses and other current assets	324	374
Total current assets	6,075	6,378

Properties, plants, and equipment, net	5,582	5,594
Goodwill	4,518	4,535
Deferred income taxes	626	743
Intangibles, net	963	987
Other noncurrent assets	455	481
Total assets	$18,219	$18,718

Liabilities
Current liabilities:
Accounts payable, trade	$2,024	$1,839
Accrued compensation and retirement costs	364	399
Taxes, including income taxes	69	75
Accrued interest payable	113	124
Other current liabilities	362	349
Short-term debt	45	38
Total current liabilities	2,977	2,824
Long-term debt, less amount due within one year	6,312	6,806
Accrued pension benefits	2,184	2,564
Accrued other postretirement benefits	815	841
Other noncurrent liabilities and deferred credits	713	759
Total liabilities	13,001	13,794

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock	483	481
Additional capital	8,295	8,266
Accumulated deficit	(1,073)	(1,248)
Accumulated other comprehensive loss	(2,556)	(2,644)
Total Arconic shareholders’ equity	5,204	4,910
Noncontrolling interests	14	14
Total equity	5,218	4,924
Total liabilities and equity	$18,219	$18,718

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Six months ended June 30,
	2018	2017
Operating activities
Net income	$263	$534
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	286	270
Deferred income taxes	47	27
Restructuring and other charges	22	99
Net loss (gain) from investing activities—asset sales	5	(515)
Net periodic pension benefit cost	71	108
Stock-based compensation	29	48
Other	50	115
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables(1)	(709)	(567)
(Increase) in inventories	(220)	(150)
Decrease in prepaid expenses and other current assets	8	30
Increase (decrease) in accounts payable, trade	218	(69)
(Decrease) in accrued expenses	(84)	(105)
Increase in taxes, including income taxes	37	121
Pension contributions	(237)	(163)
(Increase) in noncurrent assets	(4)	(60)
(Decrease) in noncurrent liabilities	(42)	(39)
Cash used for operations	(260)	(316)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	5	9
Additions to debt (original maturities greater than three months)	300	512
Premiums paid on early redemption of debt	(17)	(52)
Payments on debt (original maturities greater than three months)	(801)	(1,333)
Proceeds from exercise of employee stock options	13	26
Dividends paid to shareholders	(60)	(88)
Distributions to noncontrolling interests	—	(14)
Other	(17)	(15)
Cash used for financing activities	(577)	(955)

Investing Activities
Capital expenditures	(288)	(229)
Proceeds from the sale of assets and businesses	5	(9)
Sales of investments(2)	9	888
Cash receipts from sold receivables(1)	420	285
Other(3)	—	244
Cash provided from investing activities	146	1,179

Effect of exchange rate changes on cash, cash equivalents and restricted cash (4)	(2)	4
Net change in cash, cash equivalents and restricted cash(4)	(693)	(88)
Cash, cash equivalents and restricted cash at beginning of year(4)	2,153	1,878
Cash, cash equivalents and restricted cash at end of period(4)	$1,460	$1,790
(1)

In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of certain cash receipts and cash payments within the statement of cash flows. Based on the new guidance, Arconic classified cash received related to net sales of beneficial interest in previously transferred trade accounts receivables within investing activities. This new accounting standard does not reflect a change in our underlying business or activities. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $285 from operating activities to investing activities for the six months ended June 30, 2017. In addition, Arconic reclassified $52 of cash paid for debt prepayments including extinguishment costs from operating activities to financing activities for the six months ended June 30, 2017.

(2)	In the first quarter of 2017, Arconic sold 23,353,000 of its shares of Alcoa Corporation common stock at $38.03 per share which resulted in $888 in cash proceeds.

(3)	In the first quarter of 2017, Other investing activities included proceeds received from Alcoa Corporation’s sale of the Yadkin Hydroelectric Project.

(4)

In the first quarter of 2018, Arconic adopted changes issued by the FASB to the classification of cash and cash equivalents within the statement of cash flows. Based on the new guidance, Arconic classified restricted cash and the change in restricted cash within the cash and cash equivalents and net change in cash and cash equivalents line items. The prior period in 2017 has been recast to conform to this presentation, resulting in the reclassification of $10 from investing activities for the six months ended June 30, 2017.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)

	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18
Engineered Products and Solutions:
Third-party sales	$1,487	$1,485	$1,477	$1,494	$5,943	$1,541	$1,596
Segment operating profit(1)	$247	$250	$239	$228	$964	$221	$212
Segment operating profit margin	16.6%	16.8%	16.2%	15.3%	16.2%	14.3%	13.3%
Provision for depreciation and amortization	$64	$66	$68	$70	$268	$71	$70
Impairment of goodwill	$—	$—	$—	$719	$719	$—	$—
Restructuring and other charges	$6	$8	$10	$6	$30	$1	$9

Global Rolled Products:
Third-party sales	$1,248	$1,271	$1,234	$1,247	$5,000	$1,366	$1,451
Intersegment sales	$34	$37	$36	$41	$148	$42	$46
Segment operating profit	$136	$133	$64	$91	$424	$112	$123
Segment operating profit margin	10.9%	10.5%	5.2%	7.3%	8.5%	8.2%	8.5%
Provision for depreciation and amortization	$50	$51	$52	$52	$205	$51	$53
Restructuring and other charges	$57	$17	$2	$(4)	$72	$(1)	$1
Third-party aluminum shipments (kmt)	310	307	297	283	1,197	308	315

Transportation and Construction Solutions:
Third-party sales	$456	$504	$523	$528	$2,011	$537	$562
Segment operating profit	$68	$71	$74	$77	$290	$67	$97
Segment operating profit margin	14.9%	14.1%	14.1%	14.6%	14.4%	12.5%	17.3%
Provision for depreciation and amortization	$12	$12	$13	$13	$50	$13	$12
Restructuring and other charges	$3	$6	$2	$41	$52	$—	$—

Reconciliation of total segment operating profit to Consolidated income (loss) before income taxes:
Total segment operating profit	$451	$454	$377	$396	$1,678	$400	$432
Unallocated amounts:
Restructuring and other charges	(73)	(26)	(19)	(47)	(165)	(7)	(15)
Impairment of goodwill	—	—	—	(719)	(719)	—	—
Corporate expense(2)	(95)	(108)	(48)	(63)	(314)	(60)	(93)
Consolidated operating income (loss)	283	320	310	(433)	480	333	324
Interest expense(3)	(115)	(183)	(100)	(98)	(496)	(114)	(89)
Other income (expense), net(4)	316	132	(38)	76	486	(20)	(41)
Consolidated income (loss) before income taxes	$484	$269	$172	$(455)	$470	$199	$194

In the first quarter of 2018, the Company changed its primary measure of segment performance from Adjusted EBITDA to Segment operating profit. Arconic’s definition of Segment operating profit is Operating income (loss) excluding Special items. Special items include Restructuring and other charges, and Impairment of goodwill. Segment operating profit may not be comparable to similarly titled measures of other companies. Prior period amounts have been recast to conform to current period presentation.

Segment operating profit also includes certain items which under the previous segment performance measure were recorded in Corporate, such as the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities.

The difference between certain segment totals and consolidated amounts is Corporate.

(1)	Segment operating profit in the second quarter of 2018 included the impact of a $23 charge related to a physical inventory adjustment at one plant.

(2)

For the quarter ended March 31, 2017, Corporate expense included $18 of costs associated with the separation of Alcoa Inc. and $16 of proxy, advisory and governance-related costs. For the quarter ended June 30, 2017, Corporate expense included $42 of proxy, advisory and governance-related costs. For the quarter ended June 30, 2018, Corporate expense included $38 of costs related to settlements of certain customer claims primarily related to product introductions and $4 of legal and other advisory costs related to Grenfell Tower.

(3)

For the quarter ended June 30, 2017, Interest expense included $76 related to the early redemption of the Company’s outstanding 6.500% Senior Notes due 2018 and 6.750% Senior Notes due 2018 (collectively, the “2018 Senior Notes”) and a portion of the Company’s outstanding 5.720% Senior Notes due 2019. Interest expense for quarter ended March 31, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019.

(4)

For the quarter ended March 31, 2017, Other income (expense), net included a $351 gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock. For the quarter ended June 30, 2017, Other income (expense), net included a $167 gain on the exchange of Arconic’s remaining investment in Alcoa Corporation common stock for a portion of the Company’s outstanding 2018 Senior Notes. For the quarter ended December 31, 2017, Other income (expense), net included favorable adjustments of $81 to the Firth Rixson earn-out and $25 to a separation-related guarantee liability.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$120	$143	$212	$263	$534
Diluted earnings per share (EPS)	$0.24	$0.29	$0.43	$0.53	$1.07

Special items:
Restructuring and other charges	15	7	26	22	99
Discrete tax items(1)	21	2	—	23	1
Other special items(2)	42	25	(23)	67	(348)
Tax impact(3)	(13)	(8)	(50)	(21)	48

Net income excluding Special items	$185	$169	$165	$354	$334

Diluted EPS excluding Special items	$0.37	$0.34	$0.32	$0.71	$0.66

Average number of shares - diluted EPS excluding Special items(4)	501,960,573	502,924,068	461,826,510	502,452,369	460,894,897

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.

(1)	Discrete tax items for each period included the following:
•

for the quarter ended June 30, 2018, charges resulting from the Company’s ongoing analysis of the U.S. Tax Cuts and Jobs Acts of 2017 related to an increase in the provisional estimate of the one-time transition tax ($18) and Alternative Minimum Tax (AMT) credits expected to be refunded upon filing the 2018 tax return that will result in no benefit under government sequestration ($3);

• for the quarter ended March 31, 2018, a charge for a number of small items ($2);
•

for the six months ended June 30, 2018, charges resulting from the Company’s ongoing analysis of the U.S. Tax Cuts and Jobs Acts of 2017 related an increase in the provisional estimate of the one-time transition tax ($18) and AMT credits expected to be refunded upon filing the 2018 tax return that will result in no benefit under government sequestration ($3), and a charge for a number of small items ($2); and

• for the six months ended June 30, 2017, a net charge for a number of small items ($1).

(2)	Other special items included the following:
•

for the quarter ended June 30, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38) and legal and other advisory costs related to Grenfell Tower ($4);

•

for the quarter ended March 31, 2018, costs related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($5), and a charge for a number of small tax items ($1);

•

for the quarter ended June 30, 2017, a gain on the exchange of the remaining portion of Arconic’s investment in Alcoa Corporation common stock ($167), costs associated with the Company’s early redemption of $1,250 of outstanding senior notes ($76), proxy, advisory and governance-related costs ($42), an unfavorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($30), and a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($4);

•

for the six months ended June 30, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38), costs related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($9), and a charge for a number of small tax items ($1); and

•

for the six months ended June 30, 2017, a gain on the sale of a portion of Arconic’s investment in Alcoa Corporation common stock ($351), a gain on the exchange of the remaining portion of Arconic’s investment in Alcoa Corporation common stock ($167), costs associated with the Company’s early redemption of $1,250 of outstanding senior notes ($76), proxy, advisory, and governance-related costs ($58), costs associated with the separation of Alcoa Inc. ($18), an unfavorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($13), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($5).

(3)	The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.

(4)	The average number of shares applicable to diluted EPS excluding Special items, includes certain share equivalents as their effect was dilutive. For all periods presented, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income excluding Special items.

For the quarter and six months ended June 30, 2017, share equivalents associated with mandatory convertible preferred stock were anti-dilutive based on Net income excluding Special items.

Operational Tax Rate	Quarter ended June 30, 2018			Six months ended June 30, 2018
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted
Income before income taxes	$194	$57	$251	$393	$88	$481
Provision for income taxes	74	(8)	66	130	(3)	127
Operational tax rate	38.1%		26.3%	33.1%		26.4%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	See Net income excluding Special items reconciliation above for a description of Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended		Quarter ended		Six months ended
	June 30,	June 30,	March 31,	March 31,	June 30,	June 30,
	2018	2017	2018	2017	2018	2017
Arconic
Sales – Arconic	$3,573	$3,261	$3,445	$3,192	$7,018	$6,453
Less:
Sales – Tennessee packaging	46	51	43	54	89	105
Sales – Fusina rolling mill	—	9	—	45	—	54
Sales – Latin America extrusions	—	30	25	26	25	56
Aluminum price impact	149	n/a	109	n/a	258	n/a
Foreign currency impact	38	n/a	66	n/a	104	n/a
Arconic Organic revenue	$3,340	$3,171	$3,202	$3,067	$6,542	$6,238

Engineered Products and Solutions (EP&S)
Sales	$1,596	$1,485	$1,541	$1,487	$3,137	$2,972
Less:
Aluminum price impact	2	n/a	1	n/a	3	n/a
Foreign currency impact	15	n/a	25	n/a	40	n/a
EP&S Organic revenue	$1,579	$1,485	$1,515	$1,487	$3,094	$2,972

Global Rolled Products (GRP)
Sales	$1,451	$1,271	$1,366	$1,248	$2,817	$2,519
Less:
Sales – Tennessee packaging	46	51	43	54	89	105
Sales – Fusina rolling mill	—	9	—	45	—	54
Aluminum price impact	128	n/a	109	n/a	237	n/a
Foreign currency impact	8	n/a	16	n/a	24	n/a
GRP Organic revenue	$1,269	$1,211	$1,198	$1,149	$2,467	$2,360

Transportation and Construction Solutions (TCS)
Sales	$562	$504	$537	$456	$1,099	$960
Less:
Sales – Latin America extrusions	—	30	25	26	25	56
Aluminum price impact	19	n/a	(1)	n/a	18	n/a
Foreign currency impact	15	n/a	25	n/a	40	n/a
TCS Organic revenue	$528	$474	$488	$430	$1,016	$904

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the ramp-down and Toll Processing and Services Agreement with Alcoa Corporation at the North America packaging business at its Tennessee operations, the sale of the Fusina, Italy rolling mill, the sale of Latin America extrusions, and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Cash provided from (used for) operations	$176	$(436)	$79	$(260)	$(316)
Capital expenditures	(171)	(117)	(126)	(288)	(229)
Cash receipts from sold receivables	284	136	190	420	285
Adjusted free cash flow	$289	$(417)	$143	$(128)	$(260)

There has been no change in the net cash funding in the sale of accounts receivable program in the second quarter of 2018. It remains at $350.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. In conjunction with the implementation of the new accounting guidance on changes to the classification of certain cash receipts and cash payments within the statement of cash flows, specifically as it relates to the requirement to reclassify cash receipts from net sales of beneficial interest in sold receivables from operating activities to investing activities, the Company has changed the calculation of its measure of Adjusted free cash flow to include cash receipts from net sales of beneficial interest in sold receivables. This change to our measure of Adjusted free cash flow is being implemented to ensure consistent presentation of this measure across all historical periods. The adoption of this accounting guidance does not reflect a change in our underlying business or activities. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Short-term debt	$45	$45	$38	$55	$48
Long-term debt, less amount due within one year	6,312	6,309	6,806	6,802	6,796
Total debt	$6,357	$6,354	$6,844	$6,857	$6,844
Less: Cash and cash equivalents	1,455	1,205	2,150	1,815	1,785
Net debt	$4,902	$5,149	$4,694	$5,042	$5,059

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income	$324	$333	$320	$657	$603

Special items:
Restructuring and other charges	15	7	26	22	99
Separation costs	—	—	—	—	18
Proxy, advisory and governance-related costs	—	—	42	—	58
Legal and other advisory costs related to Grenfell Tower	4	5	—	9	—
Settlements of certain customer claims primarily related to product introductions	38	—	—	38	—

Operating income excluding Special items	$381	$345	$388	$726	$778

Operating income excluding Special items is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Six months ended
June 30, 2018
Net income	$263
Special items(1)	91
Net income excluding Special items	$354
Annualized net income excluding Special items	$708

Net Assets:	June 30, 2018
Add: Receivables from customers, less allowances	$1,159
Add: Deferred purchase program(2)	313
Add: Inventories	2,659
Less: Accounts payable, trade	2,024
Working capital	2,107
Properties, plants, and equipment, net (PP&E)	5,582
Net assets - total	$7,689

RONA	9.2%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the Company is generating from its assets. This ratio tells how effectively and efficiently the Company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.

(2)

The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

CONTACT:
Arconic Inc.
Investor Contact
Patricia Figueroa, 212-836-2758
Patricia.Figueroa@arconic.com
OR
Media Contact
Lori Lecker, 412-553-3186
Lori.Lecker@arconic.com